UNITED STATES
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WASHINGTON, DC 20549

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Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
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On March 25, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL ISSUES LETTER AND MAILS DEFINITIVE PROXY MATERIALS TO WALTER ENERGY STOCKHOLDERS

Urges Stockholders to Sign, Date and Mail the GOLD Proxy Card Today

New York, March 25, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today announced that it recently filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with Audley Capital’s five nominees for election to the Board of Directors of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) at its upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

Audley Capital is also sending a letter to Walter Energy stockholders urging them to vote the GOLD proxy card for Audley Capital’s five highly-qualified and experienced director nominees who are strong candidates to implement needed financial and operational initiatives that can create lasting value at the Company.

Julian Treger, Managing Partner of Audley Capital, said, “We firmly believe that the inherent value in Walter Energy is not reflected by the current share price, and remain confident that our five highly-qualified and experienced Board nominees possess the mining and public company experience necessary to unlock the underlying near-and long-term value at the Company. We believe that voting for the Company’s current director slate will only embolden the Board and management to continue making strategic, financial and operational decisions that are harmful to stockholder value. We urge stockholders to send a clear message to Walter Energy’s Board and management by electing Audley Capital’s Board candidates, who will work to execute a clear strategic plan to drive long-term growth and value creation at the Company.”

The full text of the letter follows:

CHANGE IS NEEDED AT WALTER ENERGY

Please Sign, Date and Mail the GOLD Proxy Card Today

Dear Fellow Walter Energy Stockholder,

I write on behalf of Audley Capital Advisors LLP and related funds and investment vehicles (collectively “Audley Capital”) which own shares of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”). On February 19, 2013, we issued a press release announcing the nomination of five highly-qualified director nominees for election to Walter Energy’s Board of Directors at its Annual Meeting of Stockholders on April 25, 2013, in addition to identifying a few areas that we believe to be of immediate concern with the purpose of driving long-term growth at the Company. Expanding on that press release, Audley Capital is now detailing below several proposals to significantly enhance stockholder value over the next 12 to 24 months.

Do Not Give the Current Board the Opportunity to Disappoint You Again

Now is the Time to Elect New Skilled and Experienced Directors

Importantly, Audley Capital believes there is substantial value in Walter Energy that is not reflected by the current share price. Walter Energy has high-quality metallurgical coal assets in established mining jurisdictions with scope for significant growth, with a market position that should enable it to generate substantial free cash flow going forward.

A Reconstituted Board with Audley Capital’s Five Highly-Qualified and Experienced
Board Nominees Will Work to Create the Value Stockholders Deserve

Despite Audley Capital’s confidence in the value of the metallurgical coal assets, we have been dismayed by the way the business has been run in recent years and the loss of stockholder value. For example, the share price has underperformed major mining indices, with the share price of Walter Energy falling 79% since its peak in April 2011 vs. only a 38% fall in the MSCI World Metals and Mining Index in the same period. This share price weakness as compared to the met coal average price decline reflects the uninspiring management of the Company.

Underperformance of Walter Energy Compared to Peers and the S&P 500

Audley Capital’s ultimate goal is to give stockholders the opportunity to elect directors that can help management implement initiatives that should create lasting value at Walter Energy.

Timeline of Underperformance at Walter Energy

In that vein, we firmly believe that a reconstituted Board – including Audley Capital’s director nominees – would be best placed to execute on these value-enhancing steps. Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing. We believe that they will bring a fresh, dynamic and creative approach to the Walter Energy Board.

Before outlining these initiatives, it is appropriate to address some recent developments at the Company.

How Walter Energy’s Board Has Disappointed Stockholders

Continued Lackluster Financial Performance Further Evidenced by Fourth Quarter Earnings

We were once again disappointed with Walter Energy’s financial performance reported on February 20, 2013. The Company again missed consensus earnings estimates, which further underscores their ongoing unsatisfactory financial performance. Walter Energy has missed consensus earnings expectations seven out of the last nine quarters. Analysts noted:

“Walter reported adjusted Q4/12 EPS of -US$1.06…below the Street’s -US$0.89.”
– BMO; February 20, 2013

“Walter Energy, Inc. posted a weaker than expected 4Q12 adjusted operating loss of $1.06 per share vs. our estimate of a loss of $0.95 and the Street’s $0.89 via a greater loss from Canadian operations and increased interest expense, partially offset by a sizable year-end tax benefit.”
– KeyBanc; February 20, 2013

“Walter Energy reported adjusted operating EPS loss of $(1.06), below consensus of a loss of $(0.92) and our estimate of a loss of $(0.82).”
– CLSA; February 21, 2013

We were further dismayed that first quarter 2013 earnings guidance will also be below previous market expectations.

Comparison of Historic EPS Development vs. Consensus EPS Forecast

		Reported Adj.EPS	Cons. EPS Estimate	% Surprise
Pre Western	Q4 2010	1.750	1.964	(10.9%)
Coal acquisition	Q1 2011	1.650	1.837	(10.2%)
	Q2 2011	2.360	3.989	(40.8%)
	Q3 2011	1.270	1.120	13.4%
Post Western	Q4 2011	1.340	1.502	(10.8%)
Coal acquisition	Q1 2012	0.650	0.796	(18.3%)
	Q2 2012	0.430	0.385	11.7%
	Q3 2012	0.480	0.487	(1.4%)
	Q4 2012	(1.060)	(0.920)	(15.2%)

Source: Bloomberg

Audley Capital is baffled that the Company consistently provides incorrect quarterly earnings guidance to analysts. We would like to see the Board undertake an urgent review of internal budgeting procedures, financial disclosures and investor relations activities with a view to providing the market with more accurate earnings guidance going forward.

Underlying Valuation of Walter Energy Needs to Improve

We believe that Walter Energy should trade at a much smaller discount to its net present value (NPV) valuation due to:

●	It being the only NYSE-listed pure play met coal miner of substantial size;
●	A high proportion of sales of high margin metallurgical coal with scope for significant price recovery vs. the structurally challenged US thermal coal market with limited or no price recovery potential;
●	The potential for superior production growth over the next three years; and
●	It being a potential bid candidate for a strategic mining counterpart looking to increase metallurgical coal exposure.

However, Walter Energy’s Price/NPV ratio has fallen from a peak of over 1.6x during the first quarter of 2011 to the current 0.6x, vs. the 3-year average of 0.97x. While this may be endemic in the industry over the last twelve months, Audley Capital maintains that this could have been alleviated in the Company’s case and is largely due to the governance issues previously highlighted, the Company’s increased financial leverage and disappointment with the Canadian operations.

Addressing the board level issues should provide stockholders with increased confidence in the management of Walter Energy going forward. We believe that Audley Capital’s director nominees will bring a fresh, dynamic and creative approach to the Walter Energy Board. We believe that these new directors and implementation of the initiatives detailed below should contribute to enhanced investor confidence and prospects for the Company.

Serious Lack of Director Accountability and High Turnover at CEO Level

We think that change is long overdue, and are disturbed that despite the loss of stockholder value, we see the Board taking no accountability for questionable strategic, operational and financial decisions. Further, the lack of consistent executive leadership is an underlying signal of lack of stability where it matters most. There have been four CEOs over the past five years (including the current CEO and an “interim” CEO who served for more than a year). This is not healthy corporate governance and is inarguably an issue of high concern.

“We agree with Audley that the high turnover at Walter’s CEO position over the past five years has been unsettling.”
– Stifel Nicolaus; February 20, 2013

Stockholder Input, including Audley Capital’s, Has Been Ignored

This is not the first instance where Audley Capital has put forth value-enhancing initiatives for consideration by the Company’s Board and management team’s consideration, only to be stonewalled.

In July 2011, when Walter shares traded well-above $100, Audley Capital sent a letter to the Board urging the Board to initiate a managed sale process to address the Company’s range of issues and achieve fair value for stockholders. At the time, we believed Walter Energy’s fair value could be in excess of $150 per share, implying a market value of approximately $9.0 billion. Despite our request, the Board elected not to pursue this course of action, but more importantly, provided no explanation for its rationale and showed little interest in engaging in productive communication. The Company’s market value today is about $1.9 billion.

Audley Capital has also engaged with the Company on several other smaller strategic initiatives, such as spinning off the UK coal operations. Again, constructive dialogue with the Board or management was not forthcoming.

Feedback from other Walter Energy stockholders echoes Audley Capital’s experience regarding interaction and dealings with the Board. Criticism from some stockholders pins the Board as unresponsive to stockholder requests in comparison to other similarly-sized mining companies.

One Director Change is Not Enough – Company Must Address Board’s Lack of Relevant Experience and Stagnancy

We believe that the Board has been dominated for too long by a clique of long-time directors who have not worked in the best interest of stockholders. While we were pleased to see the appointment of Mary R. Henderson and the retirement of Howard Clark, we continue to believe that there is a substantial lack of mining and public market experience among the current Board members, including Chairman and Presiding Director Michael T. Tokarz, who has been a director of the Company for 26 years and has served as non-executive Chairman for more than 6 years.

We propose that the following five directors resign or retire from the Board at the next Annual Meeting of Stockholders:

1)      Mr. Michael T. Tokarz

2)      Mr. Jerry W. Kolb

3)      Mr. Joseph B. Leonard

4)      Mr. Bernard G. Rethore

5)      Mr. A.J. Wagner

We believe these individuals have been on the Board for too long, with an average tenure of 12 years, and lack relevant mining experience. Furthermore, four of the five directors we oppose are members of a group of interlocking directors with Mueller Water Products, Inc. (NYSE: MWA), including Mr. Tokarz, and in our view lack a diversity of independent views. We believe these longstanding Board members’ on-going inability to reverse the serious loss of stockholder value must come to an end, beginning with the resignation, retirement or replacement of Chairman Michael T. Tokarz and Mr. Kolb, Mr. Leonard, Mr. Rethore and Mr. Wagner.

Audley Capital’s Five Highly-Qualified Nominees Can Help Company Regain Credibility

Our proposed nominees have the necessary mining and public company experience and qualifications to steer Walter Energy on the path towards long-term growth. Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing. We believe that they will bring a fresh, dynamic and creative approach to the Walter Energy Board.

As a result of Audley Capital’s proposed changes, the Board will be refreshed, re-energized and more knowledgeable about the coal mining sector in addition to managing a public company with a diverse stockholder base.

We urge stockholders to vote for these director nominees by voting the GOLD proxy card at the Annual Meeting of Stockholders on April 25, 2013.

Initiatives for a Reconstituted Board That Can Enhance Stockholder Value

While our immediate concern is addressing the shortcomings of the current Board, we have identified a number of initiatives that we are confident can drastically improve Walter Energy’s performance. Audley Capital proposes that the restructured board focus on the following initiatives:

REDUCE DEBT

Even before Walter Energy’s announcement of a new issuance of high yield debt on March 22, 2013, we believe the Company was overleveraged with $2.3 billion of debt. A net debt to book value of equity ratio of 228% for a mining company with a high level of operational risk and a high level of commodity price risk is totally unacceptable in our view.

We understand that the majority of this debt was the result of the acquisition of Western Coal, negotiated in November 2010 and completed in April 2011, for C$3.1 billion, structured in part, we believe, to avoid a stockholder vote on the matter. If stockholders of Walter Energy had had the opportunity to vote on the transaction, we believe it is likely that a higher proportion of shares would have been provided as consideration rather than the reduced number of shares that were issued. This would have alleviated the need to “leverage up” the balance sheet to the unprecedented levels of today. Going forward, we would ask that the Board have a more constructive dialogue with major stockholders when entering into M&A transactions in order to reduce financial risk. We believe that Walter Energy should not enter into any transformational transactions without a stockholder vote on the matter, and that the articles of the Company should be amended to provide stockholders with the right to vote on such transactions regardless of how they are funded.

“We agree with Audley that Walter entered the current downturn with excessive debt levels following the 2011 acquisition of Western Coal. In retrospect, Walter would have been better served by using equity rather than debt to fund the majority of the transaction, which was the approach taken by top met coal competitor Alpha Natural Resources (ANR – Hold - $9.50) in its acquisition of Massey Energy in 2011.” – Stifel Nicolaus; 20 February 2013

While we understand the benefits of leverage, we are of the view that stockholders would prefer to invest in a mining company with a net debt to book value of equity ratio of less than 100% given the commodity price risk in the current macro environment, and that a short-term objective of the Company should be to reduce net debt to less than $1.0 billion. This should allow more risk-averse investors, such as pension funds and insurance companies, to reinvest in Walter Energy, and for the business to ultimately pay dividends. We believe the Company has the ability to generate well over $1.0 billion of free cash flow over the next three years, which is approximately 50% of Walter Energy’s current market cap, and should be directed towards reducing borrowings.

Walter Energy’s Outsized Net Debt / Stockholders’ Equity Ratio

EXAMINE OPTIONS TO REDUCE COST OF DEBT

We believe the high yield debt fundraising of $500.0 million with a 9.875% coupon in November 2012 was ill-timed and very poorly priced. The issue was “priced to sell” and, in our view, provided a rich bonus to debt investors at the expense of stockholders. Unsurprisingly, the bonds have traded up to a price of $110.00 vs. the $99.30 issue price. If this deal was undertaken around the time of the Western Coal acquisition and priced differently, we believe a significantly lower interest rate would have been achieved with a better overall debt maturity profile. We struggle to understand why cheaper sources of debt funding were not pursued during the fourth quarter 2012. Collateral based loans, typically priced at LIBOR + 300bps to 400bps, would have been substantially cheaper.

Alternatively, we believe sourcing new debt financing packages from leading Asian banks where Walter Energy has an established customer base would have likely yielded better results. These sources of funding can often be cheaper than that provided by traditional U.S. lending banks. At the appropriate time, the reconstituted Board should consider a refinancing of existing term loans with a view to reducing the overall interest cost burden and increasing financial flexibility.

In our view, the Company’s recently announced issuance of $450 million of senior notes due in 2021 with a coupon of 8.500% per annum reflects another case of questionable financial judgment by the Board. The Company is locking in expensive long-term debt, which reduces free cash flow to equity holders, and allows the balance sheet to continue to deteriorate as the cost of annual interest payments continues to rise.

IN-DEPTH REVIEW OF SG&A AND COST CONTROL

Audley Capital believes that a thorough and disciplined review of the Company’s SG&A costs should be undertaken promptly. Based on Audley Capital’s analysis, SG&A costs at the Company are higher than Walter Energy’s U.S. peer group and savings of at least $10.0 million per quarter and $40.0 million per year should be targeted.

 SG&A in Q4 2012 (US$m)

	Walter Energy	Alpha Natural Resources	Arch Coal	Peabody

SG&A / Sales	6.0%	3.2%	3.6%	3.3%
SG&A / Total costs & expenses	5.0%	3.1%	2.8%	3.7%
SG&A/ Ton(1)	$9.00	$1.90	$0.97	$1.05

 (1) Tons of coal sold

“We believe some pressure from shareholders to cut costs and improve operations could serve Walter well.”
– Stifel Nicolaus; February 20, 2013

EVALUATE ALTERNATIVE FINANCING SOLUTIONS
Evaluating alternative financing solutions, such as offtake financing/prepayments and sale and leaseback of coal reserves, have the potential to improve the Company’s overall cash position and help reduce corporate debt. If pursued, such a transaction could improve overall financial flexibility without necessarily incurring the major increases in the overall cost of debt as when Walter Energy renegotiated debt covenants in the fourth quarter of 2012 and issued the expensive $500.0 million 9.875% high yield bond. Latest quarterly results showed interest expense increasing from $30.5 million in third quarter 2012 to $49.6 million in fourth quarter 2012, a 63% increase. We question if the Board even considered or solicited alternative financing offers during fourth quarter 2012? In our view, the recently announced issuance of $450 million of high yield debt only exacerbates the Company’s financial position.

EVALUATE COAL MARKETING ARRANGEMENTS

We believe that a review of coal marketing arrangements should be undertaken to improve market share, pricing and volumes, and reduce sales and marketing costs.

We recommend that Walter Energy expands its customer base during this period of coal market weakness in order to better position itself for a coal market recovery. In particular, Walter Energy’s customers appear to be heavily dependent on the Atlantic Basin, with approximately 48% of sales to Europe. We would encourage Walter Energy to review the European marketing strategy with a focus on increasing market share to higher growth end customers.

Audley Capital recommends a review of long term offtake agreements particularly with regard to pricing and volume commitments. We also recommend a review of spot market sales.

Furthermore, we urge Walter Energy to review sales and marketing costs, in particular shipping arrangements, to determine if economies of scale can be achieved by consolidating shipments.

PLACE WILLOW CREEK ON CARE AND MAINTENANCE
Given the limited reserves at Willow Creek, we recommend and agree that the mine should be put on care and maintenance to conserve reserves for stronger coal markets, but that the mine should be restarted when hard coking coal prices recover to over $200 per ton.

SOLICIT A JOINT VENTURE PARTNER FOR BLUE CREEK

We understand that the Blue Creek property, with appropriate funding, could add between 2mtpa and 3mtpa of hard coking coal production. Analysts estimate the net present value of this project to be in the region of +$500.0 million based on a $200.0/t coal price. We understand that capex of approximately $1.0 billion would be required to bring the Blue Creek property into production. Given Walter Energy’s indebtedness, it seems clear that the Company will be unable to do this on its own. As a result, this new development would benefit from sharing the capex burden with a strong joint venture partner. We are aware of several strategic partners that could be interested in such an opportunity.

EVALUATE TAX SAVINGS ASSOCIATED WITH REORGANIZING THERMAL COAL & NATURAL GAS ASSETS

Walter Energy could evaluate the tax savings associated with reorganizing the energy assets, in particular profitable thermal coal and natural gas assets, by placing them into a Master Limited Partnership structure. We believe that this would provide significant tax savings in addition to allowing investors to appropriately value these assets through improved financial disclosure.

DIVEST UNDERPERFORMING AND NON-CORE ASSETS

We believe loss-making and breakeven thermal coal mines with limited scope for recovery, as well as the UK anthracite coal mines, should be sold or spun off to enhance value for Company stockholders. The result should be a company focused on metallurgical coal with considerably greater production.

UPGRADE RESERVES

We understand that there are substantial additional reserves and resources of met coal at both the U.S. and Canadian operations that are not reflected in the current reserve and resource statements, partly as the reserves were determined several years ago in a much lower coal price environment, and due as well to the Board’s lack of focus on replacing mined reserves.

Given that several mines have reserves of less than 20 years – including Mine No.7 and Wolverine properties – we recommend that the Board considers a review of all coal reserves and resources, with limited exploration drilling where required, to ensure stockholders and potential investors are fully aware of the longevity of the coal mines. To be clear, we believe this analysis should only be undertaken once Walter Energy’s cash position has improved. The market appears to be of the opinion that the Company’s resources and reserves are relatively limited. We believe this is incorrect.

Without pursuing the sort of initiatives proposed by Audley Capital and Board oversight by new, dynamic, experienced directors, it seems that the only options the Company currently has are a highly dilutive capital raise or significantly higher interest payments.

Substantial Underlying Value Needs to be Unlocked

We reiterate our view that there is substantial value in Walter Energy that is not reflected by the current share price. We maintain that the initiatives outlined above have the potential to significantly increase equity value over the coming 12 to 24 months, and that the proposal to improve the governance of Walter Energy can significantly reduce the Company’s discount to fair value. More importantly, a newly constituted Board, operating efficiently, should make more thoughtful decisions going forward to create lasting value for stockholders in the future.

Audley Capital’s Nominees Are Committed to Improving Walter Energy

As Walter Energy stockholders, we are extremely frustrated with the current performance and direction of the Company. Simply stated, it is time for a change at Walter Energy. Audley Capital is committed to making sure that the best interests of all stockholders are represented on the Board, and would welcome the opportunity to discuss our candidates and proposals with the Board and management at their earliest convenience.

To make our position clear, Audley Capital is not recommending the sale of Walter Energy at the current time. We believe the balance sheet is weak, the Board is not up to the task, and met coal prices are low. A sale should be reviewed as part of a series of strategic options when appropriate; however, it is Audley Capital’s view that the current Board will NEVER consider the sale of Walter Energy.

Audley Capital is urging stockholders to vote the GOLD proxy card to elect its highly-qualified nominees at the upcoming Annual Meeting. They will bring a fresh, dynamic and creative approach to the Walter Energy Board.

If you have any questions or need assistance voting your shares, please call our proxy solicitor Okapi Partners LLC at (877) 208-8903.

Vote “FOR” Audley Capital’s Director Nominees to Help Unlock Long-Term Value

Please Sign, Date and Mail the GOLD Proxy Card Today

Sincerely,

Julian Treger
Managing Partner
Audley Capital Advisors LLP

Audley Capital’s Director Nominees

Mr. Eddie Scholtz (59)

Mr. Eddie Scholtz has over 40 years of experience in the mining industry, primarily in South America and Africa. During his career he spent 37 years with BHP Billiton, where he held a variety of positions, including Managing Director of Ingwe Collieries, BHP Billiton’s wholly-owned South African coal business, now known as BHP Billiton Energy Coal South Africa. In this role Mr. Scholtz oversaw one of the largest coal businesses in the world. More recently Mr. Scholtz was also Managing Director for BHP Billiton’s bauxite and alumina operations in Suriname in South America and was formerly Chief Operating Officer for TSX-listed CIC Energy Corp, which was acquired by Jindal Steel and Power Limited in 2012, and was formerly President and CEO of TSX-listed Talon Metals Corp.

Mr. Scholtz has undertaken management development studies at London Business School, University of South Africa (UNISA), and University of Cape Town’s Graduate Business School.

Mr. Mark Lochtenberg (52)

Formerly the co-head of Glencore International AG’s worldwide coal division, Mr. Mark Lochtenberg spent 13 years at Glencore’s commodity trading concern, overseeing a range of trading activities including the purchase and aggregation of the coal project portfolio that would later become Xstrata Coal. Previously, Mr. Lochtenberg had established a coal “swaps” market for Bain Refco (Deutsche Bank) after having served as coal marketing manager for Peko Wallsend Limited. He is also a director of Australian Transport and Energy Corridor Limited (“ATEC”) and an alternate director of Surat Basin Rail Pty Ltd. Mr. Lochtenberg is currently the Executive Chairman and a founding executive director of ASX-listed Cockatoo Coal Limited.

Mr. Lochtenberg graduated with a Bachelor of Law (Hons) degree from Liverpool University, U.K.

Mr. Robert Stan (59)

Mr. Robert Stan has been involved in the Canadian coal industry since 1979, during which time he has developed an extensive knowledge of the international coal industry and markets. He has held senior management positions with several Canadian mining companies, including Fording Coal Limited, Westar Mining Ltd, Teck Corporation and Smoky River Coal Limited (SRCL). Mr. Stan was appointed a director of Grande Cache Coal Corporation in July 2000, President in February 2001 and Chief Executive Officer in September 2002. Grande Cache Coal was sold for C$1 billion in 2011 to Hong Kong-listed Winsway Coking Coal and Japanese trading house Marubeni Corporation. Prior to February 2001, Mr. Stan was Vice-President of Westpine Inc., a privately held mining investment company, and prior to March 2000 was Vice-President, Marketing and Business Development of SRCL.

Mr. Stan received a Bachelor of Commerce from the University of Saskatchewan.

Mr. Lawrence Clark, Jr. (41)

Mr. Larry Clark recently became President and Chief Executive Officer of JW Resources, Inc., a private operator of thermal coal assets in Central Appalachia, and serves as Managing Member of BalanTrove Management, LLC, a corporate advisory business catering to small and middle market resource and energy companies. Prior to founding BalanTrove in early 2011, Mr. Clark was a Managing Director and Director of Investments of Harbinger Capital Partners LLC from 2002 to 2011 where he was responsible for investments in metals, mining, industrials, and retail companies, among other sectors. Prior to joining Harbinger, from 2001 to 2002, Mr. Clark was a Distressed Debt and Special Situations Research Analyst at Satellite Asset Management, L.P., where he covered financially stressed and distressed industrial, cyclical, and energy companies. He has actively participated in numerous financial restructurings in official and unofficial capacities.

Mr. Clark received an MBA from New York University’s Stern School of Business in 1998, and a B.S.B.A. in Finance from Villanova University in 1993.

Mr. Julian Treger (50)

Mr. Julian Treger is an experienced, long-time stockholder activist in the mining space. He was involved in arranging C$30 million of equity financing to rescue Western Coal from near bankruptcy in 2007, assisted with the appointment of a new CEO and independent non-executive directors and the implementation of Western Coal’s growth plan, and helped initiate the sale process which led to Western Coal’s ultimate sale to Walter Energy. Mr. Treger was a non-executive director of Western Coal from December 2007 to September 2010. He called on Western Coal’s management to engage with potential acquirers to consider a sale of the business in 2010 when the stock was trading in the range of C$4.00 to C$5.00 per share. The company was eventually sold to Walter Energy in 2010 for C$11.50 per share. Mr. Treger also helped uncover significant value at UK Coal, a UK-listed coal miner, in 2006. He has subsequently been active in a number of coal investments in Australia, Canada and South Africa. Through related entities, Mr. Treger also acts as an advisor to the Audley family of funds, which include stockholders in Walter Energy. Prior to starting Audley Capital, he co-founded the Active Value Funds, which is believed to be one of the first activist investment funds in Europe.

Mr. Treger received an AB (Hons) from Harvard College in 1984 and a MBA from Harvard Business School in 1988.

*Audley Capital has not requested or obtained the consent of any third party quoted.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS EXPECTED TO BE SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP

Julian Treger, Managing Partner

+44 20 7529 6900

Okapi Partners LLC

Bruce Goldfarb/Charles Garske/Patrick McHugh

212-297-0720

Media:

Sard Verbinnen & Co

Dan Gagnier/Brian Shiver

212-687-8080